Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:      IMMEDIATE
Contact:      Kathryn Chieger
       Vice President - Corporate and Investor Relations
Phone:         847-735-4612

BRUNSWICK REPORTS EPS OF $0.59 IN FOURTH QUARTER

 LAKE FOREST, Ill., Jan. 27, 2005 -- Brunswick Corporation (NYSE: BC) reported today net earnings of $58.8 million, or $0.59 per diluted share, for the fourth quarter of 2004, up from net earnings of $39.9 million, or $0.43 per diluted share, for the year-ago quarter. The company said the 47 percent increase in net earnings came on a 23 percent increase in sales and a 42 percent improvement in operating earnings.
Commenting on the quarter, Brunswick Chairman and Chief Executive Officer George W. Buckley said, “We had a strong finish to an excellent year with our Marine Engine, Boat and Fitness segments posting double-digit sales increases for the quarter. Excluding acquisitions completed earlier in the year, net sales for the quarter were up 16 percent. Due to our continual emphasis on operations excellence and effective cost management, we leveraged these sales gains into increased operating earnings and a 90-basis-point improvement in operating margins to 6.3 percent for the final quarter of the year.”

Fourth Quarter Results
 For the quarter ended Dec. 31, 2004, the company reported that net sales increased 23 percent to $1,333.8 million, up from $1,086.9 million a year earlier. Sales in the fourth quarter of 2004 benefited from higher boat volumes and acquisitions. Led by double-digit improvements in the Marine Engine, Boat and Bowling & Billiards segments, operating earnings rose 42 percent to $83.4 million, compared with $58.7 million in the year-ago quarter, and operating margins improved to 6.3 percent from 5.4 percent. Net earnings rose to $58.8 million, or $0.59 per diluted share, up from $39.9 million, or $0.43 per diluted share, for the fourth quarter of 2003.

2004 Results
 For the year ended Dec. 31, 2004, the company had net sales of $5,229.3 million, up 27 percent from $4,128.7 million in 2003. Sales in 2004 benefited from acquisitions made earlier in the year, as well as incremental sales from acquisitions completed in 2003. Excluding acquisitions, net sales were up 16 percent. Operating earnings reached $400.7 million for the year, up 81 percent from $221.4 million in 2003, and operating margins reached 7.7 percent versus 5.4 percent a year ago. Operating earnings for 2003 include a $25.0 million litigation charge ($16.0 million after tax, or $0.18 per diluted share) recorded in the first quarter of 2003. Excluding the litigation charge, operating earnings were $246.4 million and operating margins were 6.0 percent in 2003. Net earnings for 2004 doubled to $269.8 million, or $2.77 per diluted share, compared with $135.2 million, or $1.47 per diluted share, in 2003. Excluding the previously mentioned litigation charge, net earnings totaled $151.2 million, or $1.65 per diluted share, in 2003.
For the year, higher sales and effective cost management helped to mitigate increased research and development (R&D) spending, higher variable compensation costs, costs of integrating acquisitions, investments in new manufacturing plants and higher spending to support new product introductions.
The company said that, during the third quarter of 2004, the Internal Revenue Service completed its routine audit of tax years 1998 through 2001. Following the completion of the examination of this four-year period, Brunswick reduced its tax reserves and, consequently, its tax provision by approximately $10 million in the third quarter of 2004. This is equivalent to approximately $0.10 per diluted share. In addition, Brunswick reduced its effective tax rate for the year to 31.4 percent, excluding the impact of the audits, compared with 32.75 percent in 2003. This was due to effective tax planning, higher tax benefits from export sales and higher research and development tax credits. The company said it expects its effective tax rate for 2005 to be between 31 percent and 32 percent.

Marine Engine Segment
 The Marine Engine segment, consisting of the Mercury Marine Group and Brunswick New Technologies, reported sales of $584.6 million in the fourth quarter of 2004, up 23 percent from $473.4 million in the year-ago fourth quarter. Operating earnings in the fourth quarter were up 28 percent to $34.3 million versus $26.7 million, and operating margins increased to 5.9 percent compared with 5.6 percent for the same quarter in 2003.
 For the full year, Marine Engine segment sales rose 23 percent to $2,353.2 million, and operating earnings were $243.2 million versus $171.1 million a year ago. Operating margins increased by 130 basis points for the year to 10.3 percent from 9.0 percent in 2003.
 “For the year, Mercury Marine benefited from strong international sales, which were up 17 percent for the year to $713 million,” commented Buckley. “Our domestic operations also posted double-digit sales gains with domestic outboards up 13 percent to $476 million, domestic sterndrive engines up 19 percent to $542 million, and our parts and services businesses up 20 percent to $329 million. Operating margin improvement was registered in all units with the exception of domestic outboards where we continue to experience significant competitive pricing pressure from Japanese imports.”
“Mercury, however, got a well-earned sales boost from the introduction of the Verado family of outboard engines earlier in the year,” Buckley said. “This high-horsepower, four-stroke engine is the only supercharged production outboard engine in the world. We will be launching three more models within the Verado family next month. Verado has received critical acclaim, and should help to offset to some extent a continually challenging domestic outboard market, in which we believe unfair trade practices by Japanese competitors have artificially depressed prices and harmed American manufacturers, severely hampering operating margins.”
“Brunswick New Technologies (BNT), our newest operating unit, also posted strong gains with sales reaching $202 million for the year,” Buckley explained. “BNT results were led by Navman and BNT Marine Electronics, which markets the Northstar brand of components. BNT is quickly completing an aggressive push to broaden its product line and expand its markets. By the middle of this year, BNT will offer a full suite of marine electronics, which we will continue to integrate and install at the factory level to improve the convenience, quality and reliability of our marine products.”

Boat Segment
 The Brunswick Boat Group comprises the Boat segment and includes the Sea Ray, Bayliner, Maxum, Hatteras, Sealine, Meridian, Boston Whaler, Trophy, Sea Pro, Baja, Crestliner, Lowe, Lund and Princecraft boat brands and the Land ‘N’ Sea, Swivl-Eze and Attwood marine parts and accessories distribution and manufacturing businesses. The Boat segment reported sales for the fourth quarter of $561.9 million, up 35 percent compared with $414.9 million in the fourth quarter of 2003. Boat segment sales benefited from healthy sales across its boat brands, including those of its Aluminum Boat Group, which was formed in early 2004 with the acquisition of the Crestliner, Lowe and Lund brands.
Excluding the aluminum boat acquisitions, sales increased 17 percent in the quarter, pointing to strong organic growth within the Boat Group, particularly among Boston Whaler, Sea Ray, US Marine and Hatteras, all of which posted double-digit sales gains. Operating earnings for the Boat segment increased to $24.2 million, up 160 percent from $9.3 million reported in the fourth quarter of 2003, and operating margins increased by 210 basis points to 4.3 percent.
 For 2004, Boat segment sales were up 40 percent to $2,271.1 million from $1,616.9 million in 2003. Excluding incremental sales from acquisitions, Boat segment sales were up 19 percent for the year. Operating earnings for the Boat segment more than doubled to $149.3 million from $63.9 million in 2003, and operating margins improved to 6.6 percent compared with 4.0 percent in 2003.
“The strong growth in sales reflects the first increase in retail demand for the boating industry since 2000 and the success of new and innovative products introduced in 2004,” Buckley said. “We are also pleased to report the successful turnaround of our US Marine Division, which returned to profitability for the first time since 2000. This, along with effective cost management, was a significant contributor to the improved operating earnings performance of the Boat segment.”
“Our Boat Group has done a wonderful job of continuing to broaden and build its presence and appeal in the marketplace,” Buckley added. “The acquisition of the Lowe, Lund and Crestliner aluminum boat brands earlier in the year, along with our Princecraft brand, has positioned Brunswick in an important segment of the market that we had previously underserved. Our offerings in the offshore saltwater fishing category were also enhanced with the acquisition of the Sea Pro brands last month. With an eye towards deeper and better partnerships with our distribution network, we continue to seek ways to better serve our dealers and deliver superior products to consumers.”
“By offering a wider range of products and services, including the growing ability to provide parts on a same-day or next-day basis to nearly all of North America, we continue to make our dealers more competitive and able to serve a larger portion of boating consumers,” said Buckley. “Developing a boat parts and accessories business is an important component of our ‘embrace the dealer’ strategy. Benefiting from strategic acquisitions completed in 2003, boat P&A sales reached $193 million in 2004.”
“Further, we have stayed the course in product development to bring innovative, affordable and easy-to-use products to excite current boaters and draw others to the water,” Buckley said. “During 2004 we saw strong demand across our complete product line, from our affordable Bayliner 175 (an entry-level boat, engine and trailer package with a suggested retail price of $9,995), through our Sea Ray cruisers and Hatteras yachts. We have continued to invest in new products, with more than 37 new models scheduled for launch in 2005.”

Fitness Segment
 The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment. Segment sales in the fourth quarter of 2004 totaled $173.2 million, up 10 percent from $157.2 million in the year-ago quarter. Operating earnings declined 13 percent to $24.7 million from $28.3 million, and operating margins were 14.3 percent, down from 18.0 percent in the fourth quarter of 2003.
 For 2004, the Fitness segment reported sales of $558.3 million, up 15 percent from $486.6 million in 2003. Operating earnings in 2004 increased to $45.2 million from $29.8 million, and operating margins were 8.1 percent versus 6.1 percent a year ago. Operating earnings in 2003 include a $25.0 million litigation charge recorded in the first quarter of 2003. Excluding the charge, Fitness segment operating earnings for 2003 totaled $54.8 million, and operating margins were 11.3 percent.
 “During the year, Life Fitness experienced a shift in its sales mix to popular, but lower-margin strength products. It also coped with increasing prices for raw materials such as steel as well as weak performance from the Omni retail chain, the divestiture of which was completed at the end of last year,” Buckley explained. “Additionally, the impact of manufacturing inefficiencies during the ramp-up of production at our expanded Ramsey, Minn., plant in early 2004 put additional pressure on margins. Life Fitness is beginning to see the results of cost cutting measures and other productivity improvements pursued to mitigate operating margin pressure.”
 “Life Fitness has recently introduced several new products, maintaining its tradition of innovation, which have been well received in the marketplace,” Buckley said. “These include the Life Fitness G5 cable motion system. This product joins an ever expanding line-up, which includes three products that were chosen as Health magazine’s Best of Fitness 2005 award winners - the Life Fitness T9i treadmill, R9i Lifecycle and ParaBody GS6 Gym System.”
“Further, Life Fitness continues to expand its global manufacturing footprint, particularly in Europe, to better serve its customers, and take advantage of lower costs and other efficiencies,” Buckley added. “We now manufacture both strength and cardiovascular equipment in Hungary, reducing lead times and freight costs to our European customers.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey® and foosball tables. Segment sales in the fourth quarter of 2004 totaled $119.8 million, up 4 percent compared with $115.7 million in the year-ago quarter. Operating earnings were up 32 percent to $20.0 million in the quarter versus $15.2 million in the comparable quarter in 2003. Operating margins advanced 360 basis points to 16.7 percent in the fourth quarter of 2004 compared with 13.1 percent in 2003.
For 2004, the segment reported sales of $442.4 million, up 13 percent from $392.4 million in 2003. Operating earnings for the year were up 63 percent to $41.7 million from $25.6 million in 2003, and operating margins improved to 9.4 percent from 6.5 percent.
“Our bowling and billiards teams have done a great job of both launching new products and wringing out costs,” Buckley said. “Top-line growth was driven by double-digit sales gains in bowling products, led by increases in scoring and bowling center management systems. On the retail side, sales benefited from the opening during the year of two new expanded Brunswick Zone centers. In billiards, we continue to build our presence in the commercial and home markets with successful introductions of new Brunswick billiards tables, as well as in the coin-operated billiards table segment served by Valley-Dynamo. The significant improvement in operating earnings is attributable to cost reduction and supply chain programs along with the benefit of higher sales volumes. These efforts offset higher research and development, sales and marketing expenses in support of new products, as well as the impact of inflation on raw material costs.”
“In bowling, we saw double-digit sales growth in our products business to complement the rock steady performance of our retail operations, where we continue to expand our Brunswick Zone concept. In 2005, we will construct three new expanded Brunswick Zone centers. We also are beginning to reap the benefits of our active R&D investments in this segment, with such products as the Vector scoring and center management system.”

Looking Ahead
 “We start 2005 well-positioned to take advantage of another year of increased retail demand for marine products, which we estimate will be up in the mid-single digits for the industry,” Buckley noted. “Marine pipeline inventories stand at 30 weeks of supply for boats and 26 weeks of supply for engines, up two and four weeks, respectively, from the same time a year ago, reflecting our marine dealers’ expectations for solid growth in 2005. Further, we have a full complement of new products on tap for introduction this year that we expect will drive our marine sales up in the mid-teens. In the Fitness and Bowling & Billiards segments, we are assuming mid-single digit sales growth. Fitness sales growth is affected by the absence in 2005 of sales from Omni Fitness retail stores, which were sold.”
 “Increased volumes along with our continued focus on effective cost management are expected to result in operating margin improvement of 70 to 100 basis points,” Buckley noted. “This is despite an estimated $50 million of incremental investments for new product development and launches, information technology systems, and other growth and cost initiatives across all our segments. These investments and the full benefit of four new manufacturing plants starting up in the first quarter of 2005 should enable us to accelerate margin improvement in 2006. Further, for 2005 our budget assumes we will incur approximately $9 million in possible duties on outboard engines imported from Japan and an estimated $4 million for the expensing of stock options in the second half of the year.”
 “By leveraging an estimated 11 to 12 percent sales growth with improved operating margins, we are budgeting earnings for 2005 at $3.25 per diluted share,” Buckley said. “Given that we are still early in the marine season, and the challenges facing us with the transition to low-emission outboard engines, the number of new products scheduled for introduction and the start up of new manufacturing plants, we are estimating earnings per diluted share in the range of $3.15 to $3.30 for 2005, and $0.55 to $0.60 per diluted share for the first quarter of 2005. This compares with earnings per diluted share of $2.77 and $0.50 for the full year and first quarter of 2004, respectively.”

Forward-Looking Statements
 Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to resolve contract disputes with suppliers; the impact of possible duties on Japanese-manufactured outboard engines imported into the United States; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the success of marketing and cost management programs; the company’s ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2003 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2004.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”Ô in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman marine and GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian, Sealine, Bermuda, Ornvik, Quicksilver, Savage and Uttern pleasure boats; Baja high-performance boats; Arvor, Boston Whaler, Palmetto, Sea Boss, Sea Pro and Trophy offshore fishing boats; Crestliner, Lowe, Lund and Princecraft aluminum fishing, deck and pontoon boats; Attwood marine parts and accessories; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Quarter Ended December 31
	2004	2003	% Change
Net sales	$1,333.8	$1,086.9	23%
Cost of sales	1,001.7	817.5	23%
Selling, general and administrative expense	210.9	177.7	19%
Research and development expense	37.8	33.0	15%
Operating earnings	83.4	58.7	42%
Interest expense	(12.6)	(10.1)	-25%
Other income	10.0	5.9	69%
Earnings before income taxes	80.8	54.5	48%
Income tax provision	22.0	14.6
Net earnings	$58.8	$39.9	47%

Earnings per common share:
Basic	$0.60	$0.43	40%
Diluted	$0.59	$0.43	37%

Average shares used for computation of:
Basic earnings per share	97.2	92.2	5%
Diluted earnings per share	98.8	93.5	6%

Effective tax rate	27.1%	26.7%

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
	Year Ended December 31
	2004	2003	% Change

Net sales	$5,229.3	$4,128.7	27%
Cost of sales	3,915.1	3,131.6	25%
Selling, general and administrative expense	782.4	632.5	24%
Research and development expense	131.1	118.2	11%
Litigation charge	-	25.0
Operating earnings (1)	400.7	221.4	81%
Interest expense	(45.2)	(41.0)	-10%
Other income	23.0	20.7	11%
Earnings before income taxes	378.5	201.1	88%
Income tax provision	108.7	65.9
Net earnings	$269.8	$135.2	NM

Basic earnings per common share:	$2.82	$1.48	91%
Diluted earnings per common share:	$2.77	$1.47	88%

Average shares used for computation of:
Basic earnings per share	95.6	91.2	5%
Diluted earnings per share	97.3	91.9	6%

Effective tax rate (2)	28.7%	32.75%

(1) Operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003 in connection with a patent infringement lawsuit relating to the design of a cross trainer.

(2) The decrease in the effective tax rate for the year ended 2004 was primarily due to a reduction in tax reserves of approximately $10 million arising from the completion of audit examinations of years 1998 to 2001.  The tax rate excluding the impact of the audit examinations was 31.4 percent in 2004 and 32.75 percent in 2003.

Brunswick Corporation
Selected Financial Information
(in millions)

Segment Information
	Quarter Ended December 31
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2004	2003	Change	2004	2003	Change	2004	2003
	(unaudited)			(unaudited)
Marine Engine	$584.6	$473.4	23%	$34.3	$26.7	28%	5.9%	5.6%
Boat	561.9	414.9	35%	24.2	9.3	NM	4.3%	2.2%
Marine eliminations	(104.2)	(73.6)		0.1	-
Total Marine	1,042.3	814.7	28%	58.6	36.0	63%	5.6%	4.4%

Fitness	173.2	157.2	10%	24.7	28.3	-13%	14.3%	18.0%
Bowling & Billiards	119.8	115.7	4%	20.0	15.2	32%	16.7%	13.1%
Eliminations	(1.5)	(0.7)		-
Corporate/Other	-	-		(19.9)	(20.8)
Total	$1,333.8	$1,086.9	23%	$83.4	$58.7	42%	6.3%	5.4%

	Year Ended December 31
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2004	2003	Change	2004	2003	Change	2004	2003

Marine Engine	$2,353.2	$1,908.9	23%	$243.2	$171.1	42%	10.3%	9.0%
Boat	2,271.1	1,616.9	40%	149.3	63.9	NM	6.6%	4.0%
Marine eliminations	(391.4)	(275.1)		0.1	-
Total Marine	4,232.9	3,250.7	30%	392.6	235.0	67%	9.3%	7.2%

Fitness (1)	558.3	486.6	15%	45.2	29.8	52%	8.1%	6.1%
Bowling & Billiards	442.4	392.4	13%	41.7	25.6	63%	9.4%	6.5%
Eliminations	(4.3)	(1.0)		-	-
Corporate/Other	-	-		(78.8)	(69.0)
Total	$5,229.3	$4,128.7	27%	$400.7	$221.4	81%	7.7%	5.4%

(1) Fitness segment operating earnings include a $25.0 million litigation charge recorded in the first quarter of 2003, in connection with a patent infringement lawsuit relating to the design of a cross trainer.

NM = Not Meaningful

Brunswick Corporation
Comparative Consolidated Balance Sheets
(in millions)
	December 31
	2004	2003
Assets
Current assets
Cash and cash equivalents	$499.8	$345.9
Accounts and notes receivable, net	463.2	374.4
Inventories
Finished goods	389.9	325.3
Work-in-process	260.5	205.7
Raw materials	136.4	92.8
Net inventories	786.8	623.8
Prepaid income taxes	292.7	302.3
Prepaid expenses and other	56.2	68.8
Current assets	2,098.7	1,715.2

Net property	876.4	827.1

Other assets
Goodwill and other intangibles	952.8	699.7
Investments and other long-term assets	418.5	360.5

Total assets	$4,346.4	$3,602.5

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$10.7	$23.8
Accounts payable	387.9	321.3
Accrued expenses and accrued income taxes	855.2	756.7
Current liabilities	1,253.8	1,101.8

Long-term debt	728.4	583.8
Deferred items	651.9	593.9
Common shareholders' equity	1,712.3	1,323.0

Total liabilities and shareholders' equity	$4,346.4	$3,602.5

Supplemental Information
Debt-to-capitalization rate	30.2%	31.5%

Brunswick Corporation
Comparative Consolidated Statements of Cash Flows
(in millions)
	Year Ended December 31
	2004	2003

Cash flows from operating activities
Net earnings	$269.8	$135.2
Depreciation and amortization	157.5	150.6
Changes in noncash current assets and current liabilities	(68.7)	100.8
Income taxes	50.1	(19.5)
Other, net	6.5	28.0
Net cash provided by operating activities	415.2	395.1

Cash flows from investing activities
Capital expenditures	(171.3)	(159.8)
Investments	(16.2)	(39.3)
Acquisitions of businesses, net of debt and cash acquired	(267.8)	(177.3)
Proceeds on the sale of property, plant and equipment	13.4	7.5
Other, net	2.0	(3.0)
Net cash used for investing activities	(439.9)	(371.9)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and other
short-term debt	(8.8)	1.8
Net proceeds from issuances of long-term debt	152.3	-
Payments of long-term debt including current maturities	(6.3)	(24.5)
Cash dividends paid	(58.1)	(45.9)
Stock options exercised	99.5	39.9
Net cash provided by (used for) financing activities	178.6	(28.7)

Net increase (decrease) in cash and cash equivalents	153.9	(5.5)
Cash and cash equivalents at January 1	345.9	351.4

Cash and cash equivalents at December 31	$499.8	$345.9

Free Cash Flow
Net cash provided by operating activities	$415.2	$395.1

Net cash provided by (used for):
Capital expenditures	(171.3)	(159.8)
Other, net	15.4	4.5
Total Free Cash Flow	$259.3	$239.8